Exhibit 99.1



For Immediate Release

Contact:
Mike Rohrkemper, CFO
(859) 586-0600 x1416


POMEROY IT SOLUTIONS' IP VOICE SUPPORT OFFERING EXPANDS ON ENDORSEMENT BY CISCO SYSTEMS, INC.

HEBRON, KY.--(BUSINESS WIRE)-October 4, 2005 - Pomeroy IT Solutions, Inc. (NASDAQ:PMRY), today announced a new IP Voice Support offering to its client base. Pomeroy's IP Voice Support offering provides helpdesk and monitoring services for mission critical IP voice networks. It blends tested processes with highly skilled and available resources and is available for clients of multiple sizes using various IPT products, as well as servers and critical applications. Cisco Systems, Inc, endorsed Pomeroy's IP Voice Support offering in May of 2005, relative to Cisco platforms. Pomeroy has expanded the offering by making it available to clients of other IP Telephony platforms as well, including 3Com and Nortel.

Pomeroy, a Cisco Gold Partner, is one of the select organizations Cisco endorsed to provide Partner Voice Service Offerings (PVSO) for Cisco platforms as part of a pilot program in May, 2005. The endorsement was based on a physical audit and assessment of Pomeroy's ability to proactively manage and monitor its customers' mission critical voice networks. Pomeroy's dispatch capabilities of certified engineers, technical expertise and 24x7 helpdesk and remote monitoring were all factors in selection. In their endorsement, Cisco highlighted that "Pomeroy has demonstrated their investment in people, processes, and tools to support Cisco's IP Communications customers. This is an outstanding accomplishment for Pomeroy and demonstrates their desire to maintain expertise in support of Cisco's voice infrastructures and networking technologies."

About Pomeroy
As a national solutions provider, Pomeroy provides services that include: outsourcing, application development, systems integration and other maintenance and support services. The Company maintains a workforce of 3,000+ skilled, technical employees with the capabilities to plan, design, implement and support all categories of its consulting, infrastructure and lifecycle solutions offerings. Pomeroy helps clients leverage IT as an enabler to increase productivity, reduce costs and improve profitability. Pomeroy has clientele across a broad spectrum of industries, governments and educational organizations. The Company reported revenues of $742 million for the year ended January 5, 2005.

Certain of the statements in the preceding paragraphs regarding projected revenues and service capabilities constitute "forward-looking statements" for purposes of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended, and as such they involve known and unknown risks, uncertainties and other factors which may cause actual results to be materially different from those projected. Further, projected revenues contained in such statements are based on the estimated needs of the customers as conveyed to Pomeroy. Other factors which could cause actual results to differ materially from current expectations include, but are not limited to, the terms of applicable agreements and assumptions regarding the Company's performance thereunder, the nature and volume of products and services anticipated to be delivered, existing market and competitive conditions including the overall demand for IT products and services, the terms of applicable customer and vendor agreements and certification programs and the assumptions regarding the ability to perform thereunder, the ability to implement the company's best practices strategies, the ability to manage risks associated with customer projects, the ability to attract and retain technical and other highly skilled personnel and the Company's ability to obtain sufficient volumes of products and provide services.